Exhibit 99.1

News Release

Community Healthcare Trust Incorporated Announces the Appointment of Leigh Ann Stach as Executive Vice President and Chief Accounting Officer
FRANKLIN, Tenn., May 2, 2019 /PRNewswire/ -- Community Healthcare Trust Incorporated (NYSE: CHCT) (the “Company”) today announced the appointment of Leigh Ann Stach as Executive Vice President and Chief Accounting Officer, effective May 1, 2019.
Ms. Stach previously served as the Company’s Vice President—Financial Reporting and Chief Accounting Officer since the formation of the Company in March 2014. From 1994 to 2013, Ms. Stach served as Vice President—Financial Reporting at Healthcare Realty Trust (“HR”), and various of roles, where she had oversight responsibilities for financial reporting, accounting, and internal audit. Prior to HR, from 1988 to 1994, Ms. Stach was a senior accountant in financial reporting and an internal auditor with HCA. Ms. Stach is a licensed CPA and holds a Bachelor of Science in Accounting from Western Kentucky University.
About Community Healthcare Trust Incorporated
The Company is a real estate investment trust that focuses on owning income-producing real estate properties associated primarily with the delivery of outpatient healthcare services in non-urban markets throughout the United States.
Cautionary Note Regarding Forward-Looking Statements
This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “believes”, “expects”, “may”, “should”, “seeks”, “approximately”, “intends”, “plans”, “estimates”, “anticipates” or other similar words or expressions, including the negative thereof. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Such forward-looking statements reflect management’s current beliefs and are based on information currently available to management. Because forward-looking statements relate to future events, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. Thus, the Company’s actual results and financial condition may differ materially from those indicated in such forward-looking statements. Some factors that might cause such a difference include the following: general volatility of the capital markets and the market price of the Company’s common stock, changes in the Company’s business strategy, availability, terms and deployment of capital, the Company’s ability to refinance existing indebtedness at or prior to maturity on favorable terms, or at all, changes in the real estate industry in general, interest rates or the general economy, adverse developments related to the healthcare industry, the degree and nature of the Company’s competition, the ability to consummate acquisitions under contract and the other factors described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and the Company’s other filings with the SEC from time to time. Readers are therefore cautioned not to place undue reliance on the forward-looking statements contained herein which speak only as of the date hereof. The Company intends these forward-looking statements to speak only as of the time of this release and the Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future developments, or otherwise, except as may be required by law.
CONTACT W. Page Barnes, 615-771-3052

4810-8468-3925v1

SOURCE Community Healthcare Trust Incorporated

4810-8468-3925v1